Exhibit 5.1

Tel: 416 865 0200 Fax: 416 865 0887 www.bdo.ca	BDO Canada LLP 222 Bay Street Suite 2200, PO Box 131 Toronto ON M5K 1H1 Canada

Consent of Independent Registered Public Accounting Firm

Titan Medical Inc.
Toronto, Canada

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 (the “F-10”) of (i) our report dated February 13, 2019, on the financial statements of Titan Medical Inc. (the “Company”) for the year ended December 31, 2018; and (ii) our report dated February 13, 2018, on the financial statements of the Company for the year ended December 31, 2017, both appearing in the Current Report 6-K of the Company filed on February 15, 2019. Our report dated February 13, 2019 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in the prospectus contained in the F-10.

BDO Canada LLP
Toronto, Canada

September 23, 2019